Delta Apparel Completes Sale of The Game Branded Business

GREENVILLE, S.C – March 4, 2015 - Delta Apparel, Inc. (NYSE MKT: DLA) announced today that it has completed the sale of its The Game branded collegiate headwear and apparel business to David Peyser Sportswear, Inc., the owner of MV Sport, Inc., for approximately $14.5 million paid in cash at closing, with an additional $0.5 million payment contingent upon certain conditions unrelated to the performance of the business. The business consists of The Game branded products sold nationally in college bookstores and through team dealers.

The transaction does not include accounts receivable and certain undecorated apparel inventory, and Delta expects to realize approximately $6 million from its collection or sale of these assets. The approximately $21 million total value of the business sold is more than $8.0 million above book value and represents approximately 85% of revenue. Net of selling, transactional and transitional expenses, Delta Apparel expects to realize a pre-tax gain of approximately $6.0 million. Delta originally bought the business in 2009 for $5.7 million, or about 20% of revenue, which was less than the net value of the current assets acquired.

Delta’s Chairman and Chief Executive Officer, Robert W. Humphreys said that in addition to further strengthening Delta’s balance sheet, the sale will enable Delta to focus on areas of its business that are more strategic to its long-term goals. “Our Salt Life and corporate businesses currently operating within To The Game, LLC, will not be affected by the sale of the collegiate part of the business. While the sale has obvious benefits for Delta Apparel, including allowing us to invest more capital in expansion strategies for Salt Life and our other brands, we believe that The Game’s branded products, which include the ‘Bar’ and ‘Circle’ trademarks, will make a strong addition to MV Sport’s wide range of custom decorated apparel sold in college bookstores and other markets.”

"We are excited to be adding The Game to our MV Sport business," said Josh Peyser, President of MV Sport. "The Game is a leading headwear brand with strong consumer recognition in the collegiate and team dealer markets, and combining it with our MV Sport product lineup gives us a formidable presence in those markets. We are looking forward to integrating The Game's highly professional sales, customer support and design teams into the MV Sport family."

Brad Payne, Managing Director at Kurt Salmon Capital Advisors in Atlanta, Georgia, served as advisor to Delta Apparel, Inc. for this transaction. Howard Feller, Partner at MMG Advisors, Inc. in New York, served as advisor to David Peyser Sportswear, Inc.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

About MV Sport
MV Sport® is a division of David Peyser Sportswear, Inc., a family owned and operated business established in 1948. David Peyser Sportswear is also the owner of the Weatherproof Garment Company®, 32 Degrees®, Weatherproof Vintage® and Junior Gallery® and holds the outerwear license for Tumi®. MV Sport is a leading supplier of custom decorated apparel and accessories to the college bookstore, destination resort, golf, military exchange, and corporate markets. MV Sport is based in Bay Shore, New York. Its headquarters facility houses state of the art embroidery and screen printing embellishment equipment that is powered by over 4,800 solar panels.

Cautionary Note Regarding Forward Looking Statements

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results or actions to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, those described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any such statements or any projected results will not be realized or that any contemplated strategic initiatives will not be implemented.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com